Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact: Jerry Davis (media) 215-977-6298 Colin Oerton (investors) 866-248-4344	For release: 4:15 p.m. April 20, 2006
No. 9
SUNOCO LOGISTICS PARTNERS L.P. REPORTS FIRST QUARTER 2006 RESULTS
AND DECLARES INCREASED FIRST QUARTER DISTRIBUTION
     PHILADELPHIA, April 20, 2006, — Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the first quarter ended March 31, 2006 of $18.4 million, or $0.66 per limited partner unit on a diluted basis, compared with $15.3 million for the first quarter 2005, or $0.59 per limited partner unit on a diluted basis. The 20.4 percent quarter over quarter increase of $3.1 million was due mainly to the operating results of acquisitions completed in 2005, higher Western Pipeline System lease acquisition margins, and an increase in total shipments in the Eastern Pipeline System, partially offset by $2.9 million of costs related to the relocation of the Western area headquarters from Tulsa, Oklahoma to Sugar Land, Texas, which was substantially completed during the quarter.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the first quarter 2006 of $0.75 per common and subordinated partnership unit ($3.00 annualized) payable May 15, 2006 to unitholders of record on May 8, 2006, an increase of $0.0375 per partnership unit over the preceding quarter ($0.15 annualized increase).
     “First quarter earnings were a record level of $18.4 million, a 20.4 percent increase over the prior year’s first quarter”, said Deborah M. Fretz, President and Chief Executive Officer. “Contributions from recent acquisitions combined with continued ratable earnings from the base business resulted in the record performance. The acquisition of two crude oil pipeline systems during the quarter represents a significant addition to our Western System investment platform. As a result, we announced a 5.3 percent increase in our distribution to unitholders, representing the eleventh distribution increase in the past twelve quarters. This also represents a 20.0 percent increase over the first quarter of 2005. We will continue to execute our growth program, and we recently announced an agreement to acquire a 50 percent interest in a refined products terminal in Syracuse, New York, which we expect will close within the next 60 days.”
     During the first quarter 2006, the Partnership completed the acquisitions of two Texas crude oil pipeline systems for a total of $109.5 million. The Amdel Pipeline and the White Oil Pipeline systems, acquired from Alon USA Energy, Inc. for $68.0 million, consist of a total of 528 miles of crude oil pipelines, originating at the Partnership’s Nederland, Texas Terminal, and terminating at Midland, Texas and Alon USA’s Big Spring, Texas refinery. Alon USA has agreed to ship a minimum of

15,000 barrels per day under a 10-year, throughput and deficiency agreement on the pipelines. These pipelines, currently idled, are scheduled to be returned to service on June 1, 2006. The Partnership also expects to complete an approximate $12 million capital program to expand capacity on the Amdel Pipeline from 27,000 to 40,000 barrels per day, and to construct new tankage at the Nederland Terminal to service these new volumes by the end of 2006.
     The system acquired from Black Hills Energy, Inc. for $41.5 million consists of (a) the Millennium Pipeline, a 200-mile, 12-inch crude oil pipeline with 65,000 barrels per day operating capacity, originating near the Partnership’s Nederland Terminal and terminating at Longview, Texas; (b) the Kilgore Pipeline, a 190-mile, 10-inch crude oil pipeline with 35,000 barrels per day of operating capacity originating in Kilgore, Texas and terminating at refineries in the Houston, Texas region; (c) approximately 800,000 shell barrels of storage capacity at Kilgore and Longview, Texas, 340,000 of which are active; (d) a lease acquisition marketing business; and (e) crude oil line fill and working inventory. The Partnership also anticipates undertaking an approximate $19.5 million capital program, expected to be completed by the middle of 2007, to connect the Millennium pipeline to the Nederland Terminal where new tankage will be constructed.
Segmented First Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System increased $1.2 million to $9.9 million for the first quarter 2006 from $8.7 million for the first quarter 2005. This increase was primarily the result of a $1.8 million increase in sales and other operating revenue and a $0.6 million decrease in selling, general and administrative expenses, partially offset by a $1.1 million decrease in other income. Sales and other operating revenue increased from $23.5 million for the prior year’s quarter to $25.3 million for the first quarter 2006 mainly due to an increase in total shipments partially offset by a decrease in revenue per barrel mile. The increase in shipments was due principally to higher throughput on the Marysville to Toledo crude oil pipeline due to increased production at two third-party Canadian synthetic crude oil plants which experienced reduced production in 2005 as a result of fire damage, and higher demand due to expansion of a Detroit refinery served by the Marysville pipeline. Other income decreased $1.1 million to $2.0 million for the first quarter 2006, due principally to reduced pipeline volumes experienced by one of the Partnership’s joint venture interests.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $9.4 million for the first quarter 2006, as compared to $9.5 million for the prior year’s first quarter. Total revenues increased $1.2 million from the prior year’s first quarter to $29.1 million for the first quarter 2006 due primarily to an increase in revenues at the Partnership’s Nederland Terminal. Operating expenses increased $1.5 million from the prior year’s first quarter to $12.6 million for the first quarter 2006 due principally to timing of scheduled maintenance activity and higher utilities costs.
Western Pipeline System
     Operating income for the Western Pipeline System increased $3.1 million to $5.4 million for the first quarter 2006 from $2.3 million for the first quarter 2005. The increase was primarily the result of higher lease acquisition margins, and higher crude oil pipeline volumes, including the results from the Corsicana to Wichita Falls, Texas crude oil pipeline system acquired in August 2005. The increased revenues were partially offset by increases in operating expenses, depreciation and selling, general administrative expenses. Total revenues and cost of products sold and operating expenses increased in the first quarter 2006 compared with the prior year’s quarter due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $63.53 per barrel for the first quarter 2006 from $49.90 per barrel for the first quarter 2005. Depreciation and amortization increased by $1.2 million due principally to the acquisitions of the Corsicana to Wichita Falls, Texas crude oil pipeline in August 2005 and the Millennium and Kilgore, Texas crude oil pipeline system in March 2006. Selling, general and administrative expenses increased $3.5 million due principally to $2.9 million of costs related to the Western area headquarters’ relocation from Tulsa to Sugar Land, as well as increased costs associated with the acquired assets. The relocation to Sugar Land was substantially completed in the first quarter 2006.
Other Analysis
Financing Costs
     Net interest expense increased $1.0 million to $6.2 million for the first quarter 2006 from $5.2 million for the prior year’s quarter due to increased borrowings and higher interest rates on borrowings under the Partnership’s credit facility, partially offset by a $0.6 million increase in capitalized interest. Total debt outstanding at March 31, 2006 of $465.1 million consists of $249.0 million of the Senior Notes and $216.1 million of borrowings under the Partnership’s credit facility. The Partnership increased the borrowings under its credit facility by $109.5 million during the first quarter 2006 to fund the acquisitions of the Millennium and Kilgore pipelines and the Amdel and White Oil pipelines in March 2006.
Capital Expenditures
     Maintenance capital expenditures increased $1.5 million from the first quarter of 2005 to $6.4 million for the first quarter 2006 due primarily to $2.8 million in capital expenditures related to the Western area headquarters’ relocation, partially offset by a decrease in scheduled maintenance activity due to differences in timing compared to the prior year. Management anticipates maintenance capital expenditures to be approximately $25.0 million for the year ended December 31, 2006, excluding the $2.8 million related to the Western area headquarters’ relocation.
     Expansion capital expenditures in the first quarter of 2006 include the acquisitions of the Millennium and Kilgore pipelines and the Amdel and White Oil pipelines in March 2006, continuing construction at Nederland of two new crude oil storage tanks with total capacity of approximately 1.1 million barrels, and installation of ethanol blending facilities at a number of refined product terminals.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Income Statement
Sales and other operating revenue	$1,260,971	$1,011,849
Other income	2,391	3,627

Total Revenues	1,263,362	1,015,476

Cost of products sold and operating expenses	1,214,786	974,911
Depreciation and amortization	8,946	8,122
Selling, general and administrative expenses	15,003	11,917

Total costs and expenses	1,238,735	994,950

Operating income	24,627	20,526
Net interest expense	6,203	5,228

Net Income	$18,424	$15,298

Calculation of Limited Partners’ interest:
Net Income	$18,424	$15,298
Less: General Partner’s interest	(1,344)	(922)

Limited Partners’ interest in Net Income	$17,080	$14,376

Net Income per Limited Partner unit:
Basic	$0.66	$0.60

Diluted	$0.66	$0.59

Weighted average Limited Partners’ units outstanding:
Basic	25,819,210	24,090,548

Diluted	25,944,752	24,288,379

Capital Expenditure Data:
Maintenance capital expenditures	$6,439	$4,901
Expansion capital expenditures	116,913	2,940

Total	$123,352	$7,841

	March 31,	December 31,
	2006	2005
Balance Sheet Data (at period end):
Cash and cash equivalents	$4,951	$21,645
Total debt	465,116	355,573
Total partners’ capital	520,878	523,411

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2006	2005
Eastern Pipeline System:
Sales and other operating revenue	$25,276	$23,504
Other income	1,972	3,071

Total Revenues	27,248	26,575

Operating expenses	10,649	10,617
Depreciation and amortization	2,650	2,599
Selling, general and administrative expenses	4,068	4,659

Operating Income	$9,881	$8,700

Terminal Facilities:
Total Revenues	$29,120	$27,928

Operating expenses	12,557	11,039
Depreciation and amortization	3,700	4,084
Selling, general and administrative expenses	3,473	3,268

Operating Income	$9,390	$9,537

Western Pipeline System:
Sales and other operating revenue	$1,206,582	$960,418
Other income	412	555

Total Revenues	1,206,994	960,973

Cost of products sold and operating expenses	1,191,580	953,255
Depreciation and amortization	2,596	1,439
Selling, general and administrative expenses	7,462	3,990

Operating Income	$5,356	$2,289

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	60,988,946	55,600,671
Revenue per barrel mile (cents)	0.460	0.470

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	383,233	396,022
Nederland terminal	489,667	491,911
Refinery terminals (3)	693,677	689,789

Western Pipeline System: (1)(4)
Crude oil pipeline throughput (bpd)	485,007	317,970
Crude oil purchases at wellhead (bpd)	181,413	194,848
Gross margin per barrel of pipeline throughput (cents) (5)	28.4	20.0

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, and the Millennium and Kilgore pipeline system from the acquisition dates.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our first-quarter results is scheduled for Friday morning, April 21 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and requesting “Sunoco Logistics Partners Earnings Call, Conference Code 7070521”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #7070521.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,787 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.4 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,635 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent undivided interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on March 1, 2006. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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